Exhibit 3.1

FORM OF ARTICLES OF ASSOCIATION

ARTICLES OF ASSOCIATION of AC Immune SA (AC Immune AG) (AC Immune Ltd) with registered office in Ecublens (VD) The French version of these articles of association shall prevail.		STATUTS de AC Immune SA (AC Immune AG) (AC Immune Ltd) avec siège à Ecublens (VD) La version française de ces statuts fait foi.

I.	CORPORATE NAME, PRINCIPAL OFFICE, DURATION AND PURPOSE OF THE COMPANY	I.	RAISON SOCIALE, SIÈGE, DURÉE ET BUT DE LA SOCIÉTÉ

Art. 1      Corporate Name and Duration

Under the name

AC Immune SA
(AC Immune AG)
(AC Immune Ltd)

there exists a Company pursuant to the provisions of Articles 620 et seq. of the Swiss Code of Obligations (CO) with registered office in Ecublens (VD). The duration of the Company is unlimited.

Art. 1     Raison sociale et durée

Sous la raison sociale

AC Immune SA
(AC Immune AG)
(AC Immune Ltd)

il existe une société conformément aux articles 620 ss. du Code des Obligations suisse (CO) ayant son siège à Ecublens (VD). La durée de la société est illimitée.

Art. 2      Purpose

The purpose of the Company is the research, study, development, manufacture, promotion, sale and marketing of products and substances within the pharmaceutical and nutrition industry as well as the purchase, sale and exploitation of patents and licenses in this field.

Art. 2       But

Le but de la société est la recherche, les études, le développement, la fabrication, la promotion, la vente et le marketing des produits et des substances au sein de l’industrie pharmaceutique et de la nutrition ainsi que l’achat, la vente et l’exploitation de brevets et de licences dans ce domaine.

The Company may engage in any activities which are apt to favor the purpose of the Company directly or indirectly. The Company may also acquire and sell real estate.		La société peut se livrer à des activités qui sont de nature à favoriser directement ou indirectement le but de la société. La société peut également acquérir et vendre des biens immobiliers.

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The Company may open branch offices in Switzerland and abroad and may also acquire participations in other companies.	La société peut ouvrir des succursales en Suisse et à l’étranger et peut également acquérir des participations dans d’autres sociétés.

The Company may provide securities to its subsidiaries and supply guarantees.	La société peut fournir des titres à ses filiales et des garanties d’approvisionnement.

II. SHARE CAPITAL AND SHARES	II. CAPITAL-ACTIONS ET ACTIONS

Art. 3 Share Capital and Shares The Share Capital of the Company is CHF [●]. It is divided into [●] registered shares with a nominal value of CHF [●] each, fully paid-in.	Art. 3 Capital-actions et actions Le capital-actions de la société se monte à CHF [●]. Il est divisé en [●] actions nominatives d’une valeur nominale de CHF [●] chacune, entièrement libérées.

Art. 3a Authorized Capital Increase of Share Capital	Art. 3a Augmentation autorisée du capital-actions

The Board of Directors is authorized to increase the share capital, in one or several Steps until [DATE], by a maximum amount of CHF [●] by issuing a maximum of [●] registered shares with a par value of CHF [●] each, to be fully paid up. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate or another third party or third parties, followed by an offer to the then-existing shareholders of the Company and (ii) in partial amounts shall also be permissible.	Le conseil d’administration est autorisé à augmenter le capital-actions, en une ou plusieurs étapes jusqu’au [DATE], d’un montant maximum de CHF [●] par l’émission d’un montant maximum de [●] actions nominatives d’une valeur nominale de CHF [●] chacune, à libérer entièrement. Une augmentation de capital (i) par souscription d’actions par une institution financière, un syndicat ou un tiers ou des tiers, suivie par une souscription d’actions par les actionnaires de la société alors existants et (ii) par montants partiels, est également autorisée.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid up, the date from which the registered shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.	Le conseil d’administration fixe la date d’émission, le prix d’émission, la manière de libérer les nouvelles actions nominatives, la date à partir de laquelle les actions nominatives donnent droit à un dividende, les conditions pour l’exercice des droits de souscription préférentiels et l’attribution des droits de souscription préférentiels qui n’ont pas été exercés. Le conseil d’administration peut autoriser que des droits de souscription préférentiels qui n’ont pas été exercés expirent ou attribuer à des tiers ces droits ou actions nominatives, dont les droits de souscription préférentiels n’ont pas été exercés, aux conditions du marché ou les utiliser autrement dans l’intérêt de la société.

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The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties:		Le conseil d’administration est autorisé à retirer ou de limiter les droits de souscription préférentiels des actionnaires et de les attribuer à des tiers:

a)	if the issue price of the new registered shares is determined by reference to the market price; or	a)	si le prix d’émission des nouvelles actions nominatives est déterminé avec une référence au prix de marché; ou

b)	for the acquisition of an enterprise, part of an enterprise or participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement; or	b)	pour l’acquisition d’une entreprise, part d’entreprise ou participation, ou pour le financement ou le refinancement de ladite acquisition, ou en cas de placement d’actions pour le financement ou le refinancement dudit placement; ou

c)	for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges; or	c)	pour l’élargissement de la base des actionnaires de la société dans certains marchés financiers ou d’investissement, afin de permettre une participation de partenaires stratégiques, ou dans le cas de cotation ou d’enregistrement de nouvelles actions nominatives aux bourses nationales ou étrangères; ou

d)	for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of registered shares in a placement or sale of registered shares to the respective initial purchaser(s) or underwriter(s); or	d)	pour octroyer une option de surallocation (Greenshoe) d’un maximum de 20% du nombre total d’actions nominatives dans un placement ou une vente d’actions nominatives à l’/des acheteur(s) initial(s) ou du/des souscripteur(s) respectif(s); ou

e)	for raising of capital (including private placements) in a fast and flexible which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders; or	e)	pour lever des capitaux (y compris des placements privés) dans un délai rapide et flexible, ce qui ne pourrait probablement pas être réalisé sans l’exclusion du droit préférentiel de souscription statuaire des actionnaires existants; ou

f)	for other valid grounds in the sense of Article 652b para. 2 CO; or	f)	pour d’autres motifs valables au sens de l’article 652b al. 2 CO; ou

g)	following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having	g)	suite à l’accumulation par un actionnaire ou un groupe d’actionnaires agissant de concert de participations supérieures à 15% du capital-actions inscrit au registre du commerce sans avoir soumis

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submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

aux autres actionnaires une offre publique d’achat recommandée par le conseil d’administration, ou pour la défense d’une offre publique d’achat réelle, imminente ou potentielle, pour laquelle le conseil d’administration, après consultation avec un conseiller financier indépendant retenu par lui, n’a pas recommandé l’acceptation aux actionnaires car il a estimé que l’offre publique d’achat n’était pas financièrement équitable pour les actionnaires.

The acquisition of registered shares out of authorized capital incease of share capital for general purposes and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.	L’acquisition d’actions nominatives dans le cadre d’une augmentation autorisée du capital-actions à des fins générales et les transferts d’actions nominatives sont soumis aux restrictions prévues à l’article 4 des statuts.

Art. 3b Conditional Capital Increase for Bonds and Similar Debt Instruments	Art. 3b Augmentation conditionnelle du capital-actions pour les obligations et instruments de dettes similaire

The share capital of the Company shall be increased by a maximum amount of CHF [●] through the issue of a maximum of [●] registered shares, payable in full, each with a nominal value of CHF [●] through the exercise of conversion and/or option or warrant rights granted in connection with bonds or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.	Le capital-actions de la société peut être augmenté d’un montant maximum de CHF [●] par l’émission d’un maximum de [●] actions nominatives, d’une valeur nominale de [●] chacune, à libérer entièrement, suite à l’exercice de droits de conversion et/ou d’option ou de bons de souscription accordés en relation avec des obligations ou d’instruments similaires, émis ou devant être émis par la société ou par des filiales de la société, y compris les instruments d’emprunt convertibles.

Shareholders’ subscription rights are excluded. Shareholders’ advance subscription rights with regard to the new bonds or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible	Le droit de souscription préférentiel des actionnaires est exclu. Les droits de souscription préférentiels préalables des actionnaires à l’égard des nouvelles obligations ou instruments similaires peuvent être limités ou exclus par décision du conseil d’administration afin de financer ou de refinancer l’acquisition d’entreprises, parts d’entreprises ou de holdings, ou de nouveaux investissements

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bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.	prévus par la société, ou en vue d’émettre des obligations convertibles et des bons de souscription sur les marchés internationaux de capitaux ou par placement privé. Si les droits de souscription préférentiels préalables sont exclus, (1) les instruments doivent être attribués aux conditions du marché, (2) la période d’exercice ne doit pas dépasser dix ans à partir de la date d’émission des bons de souscription et vingt ans pour les droits de conversion et (3) le prix de conversion ou d’exercice des actions nouvelles doit être fixé au moins aux conditions du marché prévalant à la date à laquelle les instruments sont émis.

The acquisition of registered shares through the exercise of conversion rights or warrants and any transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.	L’acquisition d’actions nominatives par l’exercice de droits ou de bons de conversion et les transferts d’actions nominatives sont assujetties aux restrictions prévues par l’article 4 des statuts.

Art. 3c Conditional Share Capital Increase for Employee Benefit Plans	Art. 3c Augmentation conditionnelle du capital-actions pour les plans d’avantages sociaux

The share capital of the Company shall be increased by an amount not exceeding CHF [●] through the issue of a maximum of [●] registered shares, payable in full, each with a nominal value of CHF [●], in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to the Company or a subsidiary.	Le capital social de la société sera augmenté d’un montant ne dépassant pas CHF [●] par l’émission d’un maximum de [●] actions nominatives, entièrement libérées, chacune avec une valeur nominale de CHF [●], dans le cadre de l’exercice de droits d’option accordés à tout employé de la Société ou d’une succursale, et à tout consultant, aux membres du conseil d’administration, ou à autres personnes fournissant des services en faveur de la société ou d’une filiale.

Shareholders’ subscription rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.	Le droit de souscription préférentiel des actionnaires est exclu à l’égard de ces actions. Ces nouvelles actions nominatives peuvent être émises à un prix inférieur au prix du marché actuel. Le conseil d’administration doit préciser les conditions précises d’émission, y compris le prix d’émission des actions.

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The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 4 of the Articles of Association.	L’acquisition d’actions nominatives dans le cadre de la participation des employés et d’autres transferts d’actions nominatives sont soumis aux restrictions prévues à l’article 4 des statuts.

Art. 4      Share Register

The Company shall maintain a share register in which it shall register the name, first name and place of residence (in case of legal persons the place of incorporation) of the owners and usufructuaries of its registered shares. Natural and legal persons as well as legal representatives of minors etc. entitled by law to the voting rights of a share which they do not own will be noted in the share register upon request.

Art. 4      Registre des actions

La société tient un registre des actions nominatives, dans lequel sont inscrits le nom, le prénom et l’adresse (dans le cas d’une personne morale, le siège) des propriétaires et des usufruitiers des actions. Les personnes physiques et morales ainsi que les représentants légaux des mineurs etc. autorisés par la loi à voter alors qu’ils ne sont pas propirétaires des actions seront, sur demande, inscrits dans le registre des actions.

Upon request, acquirers of shares will be registered in the share register without limitation as shareholders if they expressly certify that they acquired the shares in their own name and for their own account.	Sur demande, les acquéreurs d’actions seront inscrits dans le registre des actions sans limitation comme actionnaires s’ils attestent expressément qu’ils ont acquis les actions en leur propre nom et pour leur propre compte.

Persons who do not expressly declare in the registration application that they are holding the shares on their own account (thereafter: nominees) shall forthwith be entered on the share register as shareholders with voting rights up to a maximum of [3] percent of the share capital. Beyond that limit, registered shares of nominees shall only be entered as voting if the nominees in question confirm in writing that they are willing to disclose the names, addresses and shareholdings of the persons on whose account they hold [0.5] percent or more of the share capital. The Board of Directors concludes agreements with nominees that among other things govern the representation of shareholders and the voting rights.	Les personnes qui ne déclarent pas expressément dans la demande d’inscription qu’ils détiennent les actions pour leur propre compte (par la suite: les candidats) doivent immédiatement être inscrits dans le registre des actions comme actionnaires avec droit de vote pour un maximum de [3] pour cent du capital-actions. Au-delà de cette limite, les actions nominatives des candidats ne sont inscrites avec droit de vote que si les candidats en question confirment par écrit qu’ils sont prêts à divulguer les noms, adresses et participations des personnes pour le compte desquelles ils détiennent [0,5] pour cent ou plus du capital-actions. Le conseil d’administration conclut des accords avec les candidats qui, entre autres choses, régissent la représentation des actionnaires et des droits de vote.

After hearing the registered shareholder or nominee, the Board of Directors may remove entries in the share register with retroactive	Après avoir entendu l’actionnaire enregistré ou le candidat, le conseil d’administration peut supprimer des inscriptions dans le registre

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effect as per the date of entry, if such entry was based on false information. The party affected must be informed of such removal immediately.			des actions avec effet rétroactif à la date d’inscription, si cette inscription était basée sur de fausses informations. La partie touchée doit être immédiatement informée de cette suppression.

No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in the next paragraph below) or otherwise control voting rights (“Controlled Shares”) with respect to 15% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 15% shall be entered in the share register as shares without voting rights.			Aucune personne physique ou morale ne peut, directement ou indirectement, formellement ou implicitement détenir à son profit (comme défini dans le paragraphe ci-dessous) ou, d’une authre manière, contrôler le droit de vote (les “Actions Contrôlées”) de 15% ou plus du capital-actions nominatif tel qu’inscrit au registre du commerce. Les personnes associées par le capital, les droits de vote, une gestion commune ou de toute autre manière, ou qui se joignent poiur une acquisition d’actions, sont considérées comme une personne. Les actions nominatives dépassant la limite de 15% sont inscrites dans le registre des actions comme des actions sans droit de vote.

For the purposes of this Article 4, “Controlled Shares” in reference to any individual or entity means:			Aux fins du présent article 4, Actions Contrôlées siginifie en référence à toute personne physique ou morale:

(a)	all shares of the Company directly, indirectly or constructively owned by such individual or entity; provided that		(a)	toutes actions directement, indirectement ou implicitement détenues par cette personne physique ou morale, à condition que

	(i)	shares owned, directly or indirectly, by or for a partnership, or trust or estate will be considered as being owned proportionately by its partners, or beneficiaries; and		(i)	les actions détenues, directement ou indirectement, par ou pour un partenariat, une fiducie ou une communauté d’héritiers sont considérées comme étant détenues proportionnellement par leurs partenaires ou bénéficiaires; et

	(ii)	shares owned, directly or indirectly, by or for a corporation will be considered as being owned proportionately by any shareholder owning 50% or more of the outstanding voting shares of such corporation; and		(ii)	les actions détenues, directement ou indirectement, par ou pour une société seront considérées comme étant détenues proportionnellement par tout actionnaire détenant 50% ou plus des actions avec droit de vote en circulation de cette société; et

	(iii)	shares subject to options, warrants or other similar rights shall be deemed to be owned; and		(iii)	les actions sujettes à des options, des bons de souscription ou autres droits semblables sont réputées être détenues; et

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(b)	all shares of the Company directly, indirectly beneficially owned by such individual or entity; provided that		(b)	toutes actions de la société détenues directement, indirectement ou à son profit par cette personne physique ou morale, à condition que

	(i)	a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise alone or together with other such persons has or shares:		(i)	un bénéficiaire effectif d’un titre comprend toute personne qui, directement ou indirectement, par le biais d’un contrat, d’un accord, d’une entente, d’une relation, ou autrement, seul ou avec d’autres personnes a ou partage:

		(1) voting power which includes the power to vote, or to direct the voting of, such security; and/or			(1) le pouvoir de voter, y compris le pouvoir de voter ou de diriger le vote d’un tel titre; et/ou

		(2) investment power which includes the power to dispose, or to direct the disposition of, such security.			(2) le pouvoir d’investir, y compris le pouvoir de disposer ou de diriger la disposition d’un tel titre.

	(ii)	Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.		(ii)	Toute personne qui, directement ou indirectement, crée ou utilise une fiducie, une procuration, un pooling ou tout autre contrat, accord, ou un dispositif ayant pour objet ou pour effet de priver cette personne de la propriété effective des actions de la société ou d’en empêcher l’acquisition effective au moyen d’un plan ou programme visant à se soustraire aux dispositions de ces statuts est réputée être le propriétaire effectif de ces actions.

	(iii)	A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of such shares within 60 days, including but not limited to any right acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust,		(iii)	Une personne est réputée être propriétaire effective d’actions si cette personne a le droit d’acquérir la propriété effective de ces actions dans les 60 jours, y compris, mais pas limité à un droit acquis: (A) au moyen de l’exercice d’une option, d’un bon ou d’un droit de souscription; (B) par la conversion d’un titre; (C) en vertu du pouvoir de révoquer

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discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.	une fiducie, compte discrétionnaire ou accord semblable; ou (D) conformément à la résiliation automatique d’une fiducie, compte discrétionnaire ou accord semblable.

The limit of 15% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased preemptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 15% shall be entered in the share register as shares without voting rights.

La limite de 15% du capital-actions nominatif s’applique également à la souscription ou l’acquisition d’actions nominatives par l’exercice d’options ou de droits convertibles découlant de titres nominatifs ou au porteur ou d’autres titres émis par la société ou par des tiers, ainsi que par le biais de l’exercice de droits de souscription préférentiels achetés découlant d’actions nominatives ou au porteur. Les actions nominatives dépassant la limite de 15% sont inscrites dans le registre des actions comme des actions sans droit de vote.

The Board of Directors may in special cases approve exceptions to the above regulations. The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information.	Le conseil d’administration peut dans des cas particuliers approuver des exceptions aux règles précitées. Il est en outre autorisé, après consultation avec la personne concernée, de supprimer avec effet rétroactif des inscriptions du registre des actions qui ont été effectuées sur la base de fausses informations.

Art. 5      Share Certificates and Intermediated Securities

The Company may issue registered shares in the form of single certificates, global certificates and uncertificated securities. Under the conditions set forth by statutory law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders.

Art. 5      Certificats d’actions et titres intermédiés

La société peut émettre des actions nominatives sous forme de certificats individuels, de certificats globaux et de titres dématérialisés. Dans les conditions prévues par la loi, la société peut convertir ses actions nominatives d’une forme en une autre forme, à tout moment et sans l’approbation des actionnaires.

The shareholder has no right to demand a conversion of the registered shares. Each shareholder may, however, at any time request a written confirmation from the Company of the registered shares held by such shareholder, as reflected in the share register.	L’actionnaire n’a pas le droit d’exiger une conversion d’actions nominatives. Chaque actionnaire peut toutefois, à tout moment, demander une confirmation écrite de la société du nombres d’actions nominatives détenues par cet actionnaire telles qu’inscrites au registre du commerce.

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The transfer of intermediated securities and the pledging of these intermediated securities shall be based on the provisions of the Swiss Federal Intermediated Securities Act. Transfer of propriety as collateral by means of written assignment are not permitted.		Le transfert des titres intermédiés et la mise en gage de ces titres intermédiés suivent les dispositions de la Loi fédérale sur les titres intermédiés. Le transfert de propriété à titre de sûreté par cession écrite n’est pas autorisé.

Art. 6 Exercise of Shareholders Rights The shares are indivisible and the Company recognizes only one single representative per share.		Art. 6 Exercice des droits des actionnaires Les actions sont indivisibles et la société ne reconnaît qu’un seul représentant par action.

The right to vote and the other rights pertaining to a registered share may only be exercised by a shareholder, a usufructuary or a nominee who is registered with the right to vote in the share register and by persons who are entitled by law to the voting rights of a share.		Le droit de vote et les autres droits relatifs à une action nominative ne peut être exercé que par un actionnaire, un usufruitier ou un candidat qui est inscrit avec le droit de vote dans le registre des actions et par des personnes autorisées par la loi à exercer les droits de vote d’une action.

III. CORPORATE STRUCTURE		III. STRUCTURE DE LA SOCIÉTÉ

Art. 7 Organization		Art. 7 Organisation

The corporate bodies are:		Les organes de la société sont:

A.	the General Meeting;	A.	L’assemblé générale;

B.	the Board of Directors;	B.	Le conseil d’administration;

C.	the Auditors.	C.	l’organe de révision.

IV. THE GENERAL MEETING		IV. L’ASSEMBLÉE GÉNÉRALE

Art. 8 Powers		Art. 8 Pouvoirs

The General Meeting is the supreme body of the Company. It has the following non delegable powers:		L’assemblée générale des actionnaires est le pouvoir suprême de la société. Elle a les droits intransmissibles suivants:

a)	to adopt and amend the Articles of Association (Articles 651a, 652g, 653g und 653i CO remain reserved);	a)	adapter et modifier les statuts (articles 651a, 652g, 653g et 653i CO sont réservés);

b)	to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;	b)	nommer et révoquer les membres du conseil d’administration, le président du conseil d’administration, les membres du comité de rémunération, l’organe de révision et le mandataire indépendant;

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c)	to approve the management report and the annual accounts and to determine the allocation of profits, in particular with regard to dividends and bonus payments;	c)	approuver le rapport de gestion et les comptes annuels et déterminer la répartition des bénéfices, en particulier en ce qui concerne les dividendes et les bonus;

d)	to discharge the members of the Board of Directors and of the Executive Committee;	d)	donner décharge aux membres du conseil d’administration et au comité exécutif;

e)	to approve the total compensation paid to the Board of Directors and the Executive Committee as per Articles 32 and 33 below;	e)	approuver la rémunération totale versée au conseil d’administration et au comité exécutif conformément aux l’articles 32 et 33 ci-dessous;

f)	to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or by the Articles of Association.	f)	prendre les décisions sur toutes les affaires qui sont attribuées à l’assemblée générale par la loi ou les statuts.

Art. 9      Ordinary General Meeting

The Ordinary General Meeting shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

Art. 9       Assemblée générale ordinaire

L’assemblée générale ordinaire aura lieu chaque année dans les six mois qui suivent la clôture de l’exercice à la date et à l’endroit, qui peut être en ou hors de la Suisse, tel que déterminé par le conseil d’administration.

Art. 10   Extraordinary General Meeting

Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the country where the Company’s shares are primarily listed.

Art. 10     Assemblée générale extraordinaire

Les assemblées générales extraordinaires peuvent être convoquées par décision de l’assemblée générale, l’organe de révision ou le conseil d’administration, ou par des actionnaires avec droit de vote, à condition qu’ils représentent au moins 10% du capital-actions et qu’ils soumettent (a) (1) une demande signée par le(s)dit(s) actionnaire(s) qui spécifie les objets à faire figurer sur l’ordre du jour, (2) les propositions respectives de ces actionnaires et (3) la preuve des participations requises inscrites dans le registre des actions et (b) les autres informations qui doivent être mentionnées dans une déclaration (proxy statement) conformément aux règles du pays où les actions de la société sont principalement cotées.

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Art. 11 Notice and Agenda of Shareholders’ Meetings	Art. 11 Convocations et ordres du jour des assemblées générales

Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, not later than twenty calendar days prior to the date of the General Meeting of Shareholders. Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 46 of these Articles of Association. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication shall not be computed in the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail or e-mail.	L’assemblée générale est convoquée par le conseil d’administration ou, si nécessaire, par l’organe de révision, au moins 20 jours avant la tenue de l’assemblée générale des actionnaires. La convocation à l’assemblée générale des actionnaires doit être faite au moyen d’une seule publication conformément à l’article 46 de ces statuts. La période de préavis sera réputée avoir été respectée si la convocation à l’assemblée générale des actionnaires est publiée conformément à l’article 46 de ces statuts, étant entendu que la date de publication ne doit pas être calculée dans la période de préavis. Les actionnaires inscrits peuvent en outre être informés de l’assemblée générale des actionnaires par courrier ordinaire ou par e-mail.

The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.	La convocation à l’assemblée générale des actionnaires doit préciser les objets de l’ordre du jour et les propositions du conseil d’administration et l’/les actionnaire(s) qui a/ont demandé que l’assemblée générale des actionnaires ait lieu ou qu’un objet soit inscrit à l’ordre du jour, et, dans le cas d’élections, le/les nom(s) du/des candidat(s) qui a ou ont été mis sur le bulletin de vote pour l’élection.

The Board of Directors shall state the matters on the agenda.	Le conseil d’administration doit indiquer les objets de l’ordre du jour.

Shareholders who represent an aggregate of at least 10 percent of the share capital or together representing shares with a nominal value of 1 million Swiss francs may demand that an item be placed on the agenda of a General Meeting of Shareholders. A request	Les actionnaires qui représentent un total d’au moins 10 pour cent du capital-actions ou qui représentent ensemble une valeur nominale de CHF 1 million d’actions peuvent exiger qu’un objet soit inscrit à l’ordre du jour d’une assemblée générale des

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for inclusion of an item on the agenda must be requested in writing delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s ordinary General Meeting of Shareholders. However, if no ordinary General Meeting of Shareholders was held in the previous year or if the date of the ordinary General Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, request for inclusion of an item on the agenda must be requested not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual General Meeting or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual General Meeting. To be timely for an extraordinary General Meeting, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the registered office of the Company not fewer than the later of (i) 120 calendar days before the date of the extraordinary General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated extraordinary General Meeting of Shareholders.	actionnaires. Une demande d’inscription d’un objet à l’ordre du jour doit être faite par écrit et remise ou envoyée et reçue au siège de la société au moins 120 jours avant le premier anniversaire de la date à laquelle la déclaration (proxy statement) de la Société a été communiquée aux actionnaires lors de l’assemblée générale ordinaire des actionnaires de l’année précédente. Toutefois, si aucune assemblée générale ordinaire des actionnaires n’a eu lieu l’année précédente ou si la date de l’assemblée générale ordinaire des actionnaires a été modifiée de plus de 30 jours calendaires à compter de la date prévue au moment de la déclaration (proxy statement) de l’année précédente, une demande d’inscription d’un objet à l’ordre du jour doit être demandée au moins à la date la plus tardive entre (i) 150 jours calendaires avant la date de l’assemblée générale ordinaire envisagée ou (ii) la date qui est dix jours calendaires plus tard que la date de la première annonce publique ou autre notification aux actionnaires de la date envisagée de l’assemblée générale ordinaire. Pour être dans les délais pour une assemblée générale extraordinaire, l’avis d’un actionnaire au secrétaire doit être livré ou envoyé et reçu au siège de la société au moins à la date la plus tardive entre (i) 120 jours calendaires avant la date de l’assemblée générale extraordinaire des actionnaires ou (ii) la date qui est dix jours calendaires plus tard que la date de la première annonce publique ou autre notification aux actionnaires de la date envisagée de l’assemblée générale extraordinaire des actionnaires.

Each request for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s register of shareholders, of the shareholder	Chaque demande d’inscription d’un objet à l’ordre du jour doit inclure (i) une brève description de l’affaire qui sera soumise à l’assemblée et les raisons pour lesquelles cette affaire est soumise à l’assemblée; (ii) le nom et l’adresse, tels qu’ils apparaissent dans le registre des actionnaires

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proposing such business; (iii) the number of shares of the Company which are beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and, for proposals sought to be included in the Company’s proxy statement, any other information required by Securities and Exchange Commission Rule “14a-8”.	de la société, de l’/des actionnaire(s) proposant un tel objet; (iii) le nombre d’actions de la société effectivment détenues par (un) tel(s) actionnaire(s); (iv) les dates auxquelles l’/les actionnaire(s) a/ont acquis ces actions; (v) l’appui documentaire pour toute revendication de propriété effective; (vi) un intérêt important de cet/ces actionnaire(s) par rapport à cet objet; et (vii) une déclaration à l’appui de cet objet et, pour les propositions devant être incluses dans la déclaration (proxy statement) de la société, toute autre information requise par la Securities and Exchange Commission règle “14a-8”.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule “14a-4” and/or Rule “14a-8”.	En outre, si un actionnaire a l’intention de solliciter des procurations des actionnaires de la société, cet actionnaire doit en informer la société conformément aux dispositions de la Securities and Exchange Commission règle “14a-4” et “14a-8”.

No resolution may be passed at a General Meeting of Shareholders concerning an item in relation to which due notice was not given. Proposals made during a General Meeting of Shareholders to (i) convene a extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.	Aucune décision ne peut être adoptée lors d’une assemblée générale des actionnaires si un objet n’a pas été inscrit à l’ordre du jour dans le délai de préavis. Les propositions faites au cours d’une assemblée générale des actionnaires pour (i) convoquer une assemblée générale extraordinaire ou (ii) instituer un contrôle spécial au sens de l’article 697a CO ne sont pas soumises à l’obligation d’inscription prévue dans ces statuts.

No advance notice is required to propose motions on duly notified agenda items and to debate items without passing resolutions.	Aucun préavis n’est nécessaire pour proposer des motions sur les objets inscrits à l’ordre du jour ou débattre desdits objets sans prendre de décisions.

Art. 12 Documentation	Art. 12 Documents

The annual business report, the compensation report and the Auditor’s report must be submitted for examination by the shareholders at the registered office of the Company at least 20 days prior to the date of the Ordinary General Meeting. Each shareholder	Le rapport de gestion annuel, le rapport de rémunération et le rapport du réviseur doivent être présentés aux actionnaires pour examen au siège de la société au moins 20 jours avant la date de l’assemblée générale ordinaire. Chaque actionnaire peut demander

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may request that a copy of this documentation be sent to him promptly by e-mail. Such right shall be included in the invitation to the General Meeting.	une copie de ces documents qui doivent lui être envoyés promptement par e-mail. Ce droit doit être mentionné dans l’invitation à l’assemblée générale.

Art. 13 Meeting of All Shareholders	Art. 13 Assemblée universelle

Shareholders or their proxies representing all shares issued may hold a General Meeting without observing the formalities required for calling a meeting, unless objection is raised. At such a meeting, discussions may be held and resolutions passed on all matters within the scope of the powers of a General Meeting for so long as the shareholders or proxies representing all shares issued are present.	Les propriétaires ou les représentants de la totalité des actions peuvent, s’il n’y a pas d’opposition, tenir une assemblée générale sans observer les formes prévues pour sa convocation. Aussi longtemps que les propriétaires ou les représentants de la totalité des actions sont présents, cette assemblée a le droit de délibérer et de statuer valablement sur tous les objets qui sont du ressort de l’assemblée générale.

Art. 14 Chairman and Scrutineers	Art. 14 Président et scrutateurs

The Chairman of the Board of Directors shall preside over the General Meeting. In his absence, a member of the Board of Directors or another Chairman of the Meeting designated by the General Meeting shall preside.

L’assemblée générale est présidée par le président du conseil d’administration. En cas d’empêchement, un autre membre du conseil d’administration ou un président ad hoc nommé par l’assemblée générale préside celle-ci.

The Chairman of the Meeting shall designate a Secretary and the scrutineers who need not be shareholders.	Le président de l’assemblée générale désigne un secrétaire et les scrutateurs qui ne doivent pas nécessairement être actionnaires.

Art. 15 Minutes	Art. 15 Procès-verbal

The Board of Directors is responsible for the keeping of the minutes of the Meeting, which shall state the number, kind, nominal value of shares represented by the shareholders, by the corporate bodies and by the independent proxy and gives information on resolutions passed, elections, requests for information and information as well as declarations given by the shareholders. The minutes shall be signed by the Chairman and the Secretary.	Le conseil d’administration est responsable de la tenue du procès-verbal de l’assemblée, qui doit indiquer le nombre, le type, la valeur nominale des actions représentées par les actionnaires, par les organes sociaux et par le représentant indépendant et donne des informations sur les décisions adoptées, les élections, les demandes de renseignements et les informations ainsi que les déclarations faites par les actionnaires. Le procès-verbal est signé par le président et le secrétaire.

The shareholders are entitled to inspect the minutes.	Les actionnaires ont le droit d’examiner le procès-verbal.

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Art. 16 Right to Vote		Art. 16 Droit de vote

Each share entitles to one vote.		Chaque action donne droit à une voix.

Each shareholder may be represented at a General Meeting by any person who is so authorized by a written proxy. A proxy need not be a shareholder.		Chaque actionnaire peut se faire représenter à l’assemblée générale par toute personne qui est autorisée par une procuration écrite. Le représentant ne doit pas nécessairement être un actionnaire.

Each shareholder may be represented by the Independent Proxy. The requirements regarding proxies and instructions are determined by the Board of Directors.		Chaque actionnaire peut se faire représenter par le représentant indépendant. Les exigences en matière de procurations et les instructions sont déterminées par le conseil d’administration.

Art. 17 Resolutions and Elections		Art. 17 Décisions and élections

All voting and elections are held openly or electronically. A written voting or election shall be held if instructed so by the Chairman or if decided by the General Meeting.		Tous votes et élections sont tenus ouvertement ou par voie électronique. Sur instruction du président ou de l’assemblée générale, un vote ou une élection doit être tenu par écrit.

The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast regardless of abstentions and empty or invalid votes, unless statutory law or articles of association state otherwise. In the event of tie votes, the request shall be refused. The Chairman shall not have a casting vote.		Sous réserve des dispositions impératives de la loi ou des statuts, l’assemblée générale prend ses décisions et procède aux élections à la majorité simple des voix émises. En cas de partage égal des voix, la requête sera refusée. Le président n’a pas voix prépondérante.

A resolution of the General Meeting passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:		Une décision de l’assemblée générale recueillant au moins les deux tiers des voix attribuées aux actions représentées et la majorité absolue des valeurs nominales représentées est nécessaire pour:

a)	The cases listed in art. 704 para. 1 CO, i.e.:	a)	les cas énumérés dans l’art. 704 al. 1 CO, i.e.:

(i) the change of the company purpose;		(i) la modification du but social;

(ii) the creation of shares with privileged voting rights;		(ii) l’introduction d’actions à droit de vote privilégié;

(iii) the restriction of the transferability of registered shares;		(iii) la restriction de la transmissibilité des actions nominatives;

(iv) an increase of capital, authorized or subject to a condition;		(iv) l’augmentation autorisée ou conditionnelle du capital-actions;

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	(v)	an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;		(v)	l’augmentation du capital-actions au moyen des fonds propres, contre apport en nature ou en vue d’une reprise de biens et l’octroi d’avantages particuliers;

	(vi)	the limitation or withdrawal of subscription rights;		(vi)	la limitation ou la suppression du droit de souscription préférentiel;

	(vii)	the change of the domicile of the Company; and		(vii)	le transfert du siège de la société; et

	(viii)	the liquidation of the Company;		(viii)	la dissolution de la société;

b)	the merger, de-merger or conversion of the Company (subject to mandatory law);		b)	la fusion, la scission ou la conversion de la société (sous réserve des dispositions impératives);

c)	the alleviating or withdrawal of restrictions upon the transfer of registered shares;		c)	l’atténuation ou la suppresion des re-restrictions sur le transfert des actions nominatives;

d)	the conversion of registered shares into bearer shares and vice versa; and		d)	la conversion d’actions nominatives en actions au porteur et vice versa; et

e)	the amendment or elimination of the provisions of Article 4 and 29 of the Articles of Association as well as those contained in this Article 17.		e)	la modification ou la suppression des dispositions des articles 4 et 29 des statuts ainsi que ceux contenues dans le présent article 17.

Art. 18 Votes on Compensation			Art. 18 Votes sur la rémunération

Each year, the General Meeting separately approves the total maximum amounts proposed by the Board of Directors pursuant to Articles 32 and 33 of the Articles of Association for:			Chaque année, l’assemblée générale approuve séparément les montants totaux maximaux proposés par le conseil d’administration conformément aux articles 32 et 33 des statuts pour:

a)	the non-performance-related compensation of the Board of Directors for the next term of office;		a)	la rémunération non liée à la performance du conseil d’administration pour le prochain mandat;

b)	a possible additional compensation of the Board of Directors for the preceding business year;		b)	une éventuelle rémunération supplémentaire du conseil d’administration pour l’exercice précédent;

c)	the non-performance-related compensation of the Executive Committee for the 12-month period starting on 1 July following the Ordinary General Meeting;		c)	la rémunération non liée à la performance du comité exécutif pour la période de 12 mois commençant le 1er juillet après chaque assemblée générale ordinaire;

d)	the variable compensation for the Executive Committee for the current year;		d)	la rémunération variable pour le comité exécutif pour l’année en cours;

e)	the grant of options or shares in the Company to the Board of Directors and the Executive Committee.		e)	l’octroi d’options ou d’actions de la société au conseil d’administration et au comité exécutif.

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The respective total compensation amounts include social security and occupational pension contributions for the benefit of the members of the Board of Directors, the Executive Committee and the Company.	Les montants totaux de rémunération respectifs comprennent la sécurité sociale et les cotisations de retraite professionnelle au profit des membres du conseil d’administration, du comité exécutif et de la société.

If the General Meeting refuses to approve a respective motion by the Board of Directors, the Board of Directors may either submit a new motion at the same meeting or determine a maximum total remuneration or several maximum partial remunerations, subject to the relevant principles of the compensation, or submit a new motion to the next General Meeting for approval. The Company may pay remunerations within the framework of the maximum total or partial remuneration and subject to the approval by the General Meeting.	Si l’assemblée générale refuse d’approuver une motion soumise par le conseil d’administration, le conseil d’administration peut, soit présenter une nouvelle motion à la même séance ou détérminer une rémunération maximale totale ou plusieurs rémunérations maximales partielles, sous réserve des principes concernant la rémunération, soit soumettre une nouvelle motion à la prochaine assemblée générale pour approbation. La société peut verser des rémunérations dans le cadre de la rémunération maximale totale ou partielle et sous réserve de l’approbation par l’assemblée générale.

Art. 19 Independent Proxy	Art. 19 Représentant indépendant

The Independent Proxy shall be elected by the Ordinary General Meeting for a term of one year until the end of the next Ordinary General Meeting. Re-election is permitted. The Independent Proxy informs the Company about number, type, par value and category of the represented shares. The Chairman of the Board discloses the information to the General Meeting. The other duties of the Independent Proxy are determined by the applicable statutory provisions.	Le représentant indépendant est élu par l’assemblée générale ordinaire pour une durée d’un an jusqu’à la fin de la prochaine assemblée générale ordinaire. Une réélection est possible. Le représentant indépendant informe la société sur le nombre, le type, la valeur nominale et la catégorie des actions représentées. Le président du conseil d’administration communique ces informations à l’assemblée générale. Les autres fonctions du représentant indépendant sont déterminées par les dispositions statutaires applicables.

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V. BOARD OF DIRECTORS	V. CONSEIL D’ADMINISTRATION

Art. 20 Number of Members, Term of Office	Art. 20 Nombre de membres, durée de la fonction

The Board of Directors shall consist of at least 3 and not more than 9 members. The chairman and the members of the Board of Directors are individually elected by the General Meeting for a term of one year until the end of the next Ordinary General Meeting, provided that he/she does not resign or is not replaced during his term.	Le conseil d’administration se compose d’au minimum 3 et au maximum 9 membres. Le président et les membres du conseil d’administration sont élus individuellement par l’assemblée générale pour un mandat d’un an jusqu’à la fin de la prochaine assemblée générale ordinaire, à condition qu’il/elle ne démissionne pas ou ne soit pas remplacé(e) durant son mandat.

The members of the Board of Directors may be re-elected without limitation. The maximum age limit of members of the Board shall be 75 years. When a member of the Board of Directors reaches this age limit during his term of office, such term shall automatically extend to the next ordinary shareholders’ meeting. The shareholders’ meeting may resolve to grant an exception to the age limit.	Les membres du conseil d’administration peuvent être réélus sans limitation. La limite d’âge des membres du conseil d’administration est fixée à 75 ans. Lorsqu’un membre du conseil d’administration atteint cette limite d’âge durant son mandat, ledit mandat sera automatiquement prolongé jusqu’à la prochaine assemblée générale ordinaire. L’assemblée générale des actionnaires peut décider d’accorder une dérogation à la limite d’âge.

Art. 21 Constitution	Art. 21 Constitution

Subject to the powers of the General Meeting, the Board of Directors determines its own organization. It appoints a Secretary who needs not be a member of the Board of Directors.	Sous réserve des pouvoirs de l’assemblée générale, le conseil d’administration détermine sa propre organisation. Il nomme un secrétaire qui ne doit pas nécessairement être un membre du conseil d’administration.

Art. 22 Function, Organization	Art. 22 Fonction, organisation

It is the Board of Director’s duty to lead the Company and to supervise the management. The Board of Director represents the Company and may take decisions on all affairs which are not assigned to any other body of the Company by law, the Articles of Association or the organizational regulations.	Le conseil d’administration exerce la direction de la société et en supervise la gestion. Le conseil d’administration représente la société et peut prendre les décisions sur toutes les affaires qui ne sont pas attribuées à un autre organe de la société par la loi, les statuts ou le règlement d’organisation.

The Board of Directors shall enact the organizational regulations and arrange for the appropriate contractual relationships.	Le conseil d’administration édicte le règlement d’organisation et s’occupe des relations contractuelles appropriées.

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Art. 23 Powers		Art. 23 Pouvoirs

The Board of Directors has the following non-delegable and inalienable duties:		Le conseil d’administration a les attributions intransmissibles et inaliénables suivantes:

a)	the overall management of the company and the issuing of all necessary directives;	a)	exercer la haute direction de la société et établir les instructions nécessaires;

b)	determination of the company’s organisation;	b)	fixer l’organisation;

c)	the organisation of the accounting, financial control and financial planning systems as required for management of the company;	c)	fixer les principes de la comptabilité et du contrôle financier ainsi que le plan financier pour autant que celui-ci soit nécessaire à la gestion de la société;

d)	the appointment and dismissal of persons entrusted with managing and representing the company;	d)	nommer et révoquer les personnes chargées de la gestion et de la représentation;

e)	overall supervision of the persons entrusted with managing the company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;	e)	exercer la haute surveillance sur les personnes chargées de la gestion pour s’assurer notamment qu’elles observent la loi, les statuts, les règlements et les instructions données;

f)	compilation of the annual report, preparation for the general meeting and implementation of its resolutions;	f)	établir le rapport de gestion, préparer l’assemblée générale et exécuter ses décisions;

g)	the preparation of the compensation report and to request approval by the General Meeting regarding compensation of the Board of Directors and the Executive Committee; and	g)	la préparation du rapport de rémunération et de demander l’approbation par l’assemblée générale en ce qui concerne la rémunération du conseil d’administration et du comité exécutif; et

h)	notification of the court in the event that the company is overindebted.	h)	informer le juge en cas de surendettement.

The board of directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or individual members. It must ensure appropriate reporting to its members.		Le conseil d’administration peut déléguer à un ou plusieurs membres, regroupés en comités, la charge de préparer et d’exécuter ses décisions ou de surveiller certaines affaires. Il veille à ce que ses membres soient convenablement informés.

Art. 24 Representation of the Company		Art. 24 Représentation de la société

The Board of Directors shall assign the persons with signatory power for the company and the kind of signatory power.		Le conseil d’administration nomme les personnes pouvant représenter la société ainsi que le mode de signature.

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Art. 25 Delegation	Art. 25 Délégation

Moreover, the Board of Directors is authorized to delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to one or more individual directors (Delegates) or to third parties pursuant to organizational regulations.

En outre, le conseil d’administration peut, dans les limites de la loi, déléguer, en partie ou entièrement, la gestion et la représentation de la société à un ou plusieurs administrateurs (délégués) ou à des tiers conformément au règlement d’organisation.

Art. 26 Meetings, Resolutions and Minutes	Art. 26 Réunions, décisions et procès-verbal

The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors is determined by the organizational regulations. No presence quorum is required for the approval of the capital increase.	L’organisation des réunions, le quorum de présence et l’adoption de décisions du conseil d’administration sont prévus dans le règlement d’organisation. Aucun quorum de présence n’est nécessaire pour l’approbation d’un rapport d’augmentation de capital.

Resolutions may be passed via telephone or videoconference. Resolutions may also be passed by way of circulation, provided that no member requests oral deliberation.	Les décisions peuvent être prises par téléphone ou par vidéoconférence. Les décisions peuvent également être prises par voie de circulation, à condition qu’aucun membre ne demande une délibération orale.

Minutes are kept of the board’s discussions and resolutions and signed by the chairman and the minute-taker.	Les délibérations et les décisions du conseil d’administration sont consignées dans un procès-verbal signé par le président et le rédacteur du procès-verbal.

Art. 27 Right to information and inspection	Art. 27 Droit aux renseignements et à la consultation

Any member of the board of directors may request information on any company business.	Chaque membre du conseil d’administration a le droit d’obtenir des renseignements sur toutes les affaires de la société.

Outside meetings, any member may request information from the persons entrusted with managing the company’s business concerning the company’s business performance and, with the chairman’s authorisation, specific transactions.	En dehors des séances, chaque membre du conseil d’administration peut exiger des personnes chargées de la gestion des renseignements sur la marche de l’entreprise et, avec l’autorisation du président, sur des affaires déterminées.

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Where required for the performance of his duties, any member may request the chairman to have books of account and documents made available to him for inspection.		Dans la mesure où cela est nécessaire à l’accomplissement de ses tâches, chaque membre du conseil d’administration peut demander au président la production des livres ou des dossiers.

If the chairman refuses a request for information, a request to be heard or an application to inspect documents, the board of directors rules on the matter.		Si le président rejette une demande de renseignement, d’audition ou de consultation, le conseil d’administration tranche.

Art. 28 Compensation Committee		Art. 28 Comité de rémunération

The Compensation Committee shall comprise at least 2 members. The members of the Compensation Committee shall be individually elected by the Ordinary General Meeting from among the members of the Board of Directors for a term of one year until the next Ordinary General Meeting. Re-election is permitted. The Compensation Committee has the following duties:		Le comité de rémunération se compose d’au moins 2 membres. Les membres du comité de rémunération sont élus par l’assemblée générale ordinaire parmi les membres du conseil d’administration pour un mandat d’un an jusqu’à la prochaine assemblée générale ordinaire. Une réélection est possible. Le comité de rémunération a les fonctions suivantes:

a)	to draw up principles for compensation of members of the Board of Directors and the Executive Committee and to submit them to the Board of Directors for approval;	a)	élaborer des principes de rémunération des membres du conseil d’administration et du comité exécutif et de les soumettre au conseil d’administration pour approbation;

b)	to propose to the Board of Directors the resolution to be submitted to the Ordinary General Meeting for the maximum total compensation of the Board of Directors and Executive Committee;	b)	proposer au conseil d’administration la décision sera soumise à l’assemblée générale ordinaire pour la rémunération totale maximale du conseil d’administration et du comité exécutif;

c)	subject to and within the bounds of the maximum compensation approved by the Ordinary General Meeting, to request approval by the Board of Directors of the individual remuneration packages to be paid to members of the Board of Directors and members of the Executive Committee;	c)	sous réserve et dans les limites de la rémunération maximale approuvée par l’assemblée générale ordinaire, demander l’approbation du conseil d’administration quant aux paquets de rémunération individuels devant être versés aux membres du conseil d’administration et aux membres du comité exécutif;

d)	to request approval by the Board of Directors regarding the determination of the compensation-related targets for the Executive Committee;	d)	requérir l’approbation du conseil d’administration sur la fixation d’objectifs liés à la rémunération pour le comité exécutif;

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e)	to request approval by the Board of Directors regarding the adjustments to the Articles of Association relating to remuneration; and	e)	requérir l’approbation du conseil d’administration sur les adaptations des statuts relatives à la rémunération; et

f)	to prepare the Compensation Report and submit it to the Board of Directors.	f)	préparer le rapport de rémunération et de le soumettre au conseil d’administration.

The Board of Directors shall set out any further duties and responsibilities vested on the Compensation Committee in the Company’s Organizational Rules.		Le conseil d’administration fixe toutes les autres fonctions et responsabilités dévolues au comité de rémunération dans le règlement d’organisation de la société.

Art. 29 Indemnification		Art. 29 Indemnisation

As far as is permissible under applicable law, the Company shall indemnify any current or former member of the Board of Directors, former members of the Executive Committee, or any person who is serving or has served at the request of the Company as a member of the Board of Directors or member of the Executive Committee (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a “Proceeding”). This provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.		Dans la mesure permise par la loi applicable, la société indemnisera tout membre actuel ou ancien du conseil d’administration, les anciens membres du comité exécutif, ou toute personne qui sert ou a servi à la demande de la société en tant que membre du conseil d’administration ou membre du comité exécutif (chacun individuellement, une “Personne Couverte”), pour toutes les dépenses, y compris les honoraires d’avocat, jugements, amendes, et montants versés effectivement et raisonnablement à titre de règlement dans le cadre de toute action, poursuite ou procédure imminente, pendante ou terminée, qu’elle soit civile, pénale ou administrative, à laquelle il ou elle a été, est, ou est menacé d’être partie, ou est impliqué de toute autre manière (une “Procédure”). Cette disposition ne doit pas indemniser une Personne Couverte contre une responsabilité découlant de (a) une fraude ou une malhonnêteté de cette Personne Couverte dans l’exercice de ses fonctions vis-à-vis de la société, ou (b) une violation consciente, intentionnelle ou volontaire ou gravement négligente de l’obligation de cette Personne Couverte d’agir avec honnêteté en tenant compte du meilleur intérêt de la société. Nonobstant ce qui précède, cette disposition ne s’étend pas aux personnes qui occupent le poste de réviseur ou de réviseur spécial de la société.

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In the case of any Proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which a Covered Person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or willful or grossly negligent breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that a court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor of the Company.	Dans le cas de toute Procédure intentée par ou au nom de la société, la société doit indemniser chaque Personne Couverte pour les dépenses, y compris les honoraires d’avocat, effectivement et raisonnablement encourus dans le cadre de la défense ou du règlement dans le cadre de la Procédure. Aucune indemnisation ne sera octroyée pour une réclamation, problème ou affaire pour laquelle une Personne Couverte est tenue responsable à la suite de fraude ou de malhonnêteté dans l’exercice de ses fonctions vis-à-vis de la société, ou à cause d’une violation consciente, intentionnelle ou volontaire ou gravement négligente de l’obligation de la Personne Couverte d’agir avec honnêteté en tenant compte du meilleur intérêt de la société, sauf et uniquement si un tribunal auquel une telle action ou poursuite a été porté détermine que, malgré la reconnaissance de la responsabilité, mais compte tenu de toutes les circonstances du cas d’espèce, cette Personne Couverte a équitablement et raisonnablement droit à une indemnisation de ces dépenses, mais uniquement à hauteur du montant que le tribunal jugera convenable. Nonobstant la phrase précédente, cette disposition ne s’étend pas aux personnes qui occupent le poste de réviseur ou de réviseur spécial de la société.

Any indemnification under this Article 29 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable Standard of conduct set forth in this Article 29. Such determination shall be made, with respect to a Covered Person (a) by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such members of the Board of Directors designated by a majority vote of such the Board of Directors, even though less than a quorum;

Toute indemnisation en vertu du présent article 29 (sauf si ordonnée par un tribunal) doit être octroyée par la société dans chaque cas dans les limites de l’autorisation sur la base d’une détermination que l’indemnisation de la Personne Couverte est appropriée dans les circonstances parce que cette personne a satisfait au standard de conduite applicable énoncé dans le présent article 29. Une telle décision concernant une Personne Couverte doit être prise (a) par la majorité des votes des membres du conseil d’administration qui ne sont pas parties à cette procédure, même si le quorum requis n’est pas réuni; (b) par un comité de membres du conseil d’administration désignés par une

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(c) if there are no such member of the Board of Directors, or if such member of the Board of Directors so direct, by independent legal counsel in a written opinion; or (d) by the General Meeting of Shareholders. Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.	majorité des votes du conseil d’administration, même si le quorum requis n’est pas réuni; (c) s’il n’y a pas de tel membre du conseil d’administration, ou si ce membre du conseil d’administration l’ordonne, par un conseiller juridique indépendant dans un avis écrit; ou (d) par l’assemblée générale des actionnaires. Une telle décision concernant une Personne Couverte doit être prise par une personne ou des personnes ayant le pouvoir d’agir dans cet affaire au nom de la société. Dans la mesure, cependant, où une Personne Couverte a gagné sur le fond ou autrement dans la défense d’une procédure, ou dans la défense de toute réclamation, problème ou affaire dans cette procédure, cette Personne Couverte doit être indemnisée pour les dépenses (y compris les honoraires d’avocat) effectivement et raisonnablement encourus dans le cadre de l’affarie en question sans qu’il soit nécessaire d’avoir une autorisation dans le cas spécifique.

As far as is permissible under applicable law, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article 29 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under these Articles of Association.

Dans la mesure permise par la loi applicable, les dépenses, y compris les honoraires d’avocats, encourus dans la défense de toute procédure pour laquelle l’indemnisation est permise en vertu du présent article 29, doivent être payées par la société avant la décision finale dans cette procédure à réception par le conseil d’administration d’une promesse faite par ou au nom de la Personne Couverte de rembourser ce montant s’il s’avère finalement que cette Personne Couverte n’a pas droit à l’indemnisation par la société en vertu de ces statuts.

It being the policy of the Company that indemnification of the persons specified in this Article 29 shall be made to the fullest extent permitted by law and the indemnification provided by this Article 29 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles of Association, any agreement, any insurance purchased by the Company,

La politique de la société prévoit que l’indemnisation des personnes visées au présent article 29 doit être payée dans toute la mesure autorisée par la loi et l’indemnisation prévue par cet article 29 ne sera pas considérée comme exclusive (a) d’autres droits auxquels les personnes demandant une indemnisation ou une avance des dépenses ont droit en vertu de ces statuts, d’un accord, d’une assurance souscrite par la société,

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vote of shareholders or disinterested members of the Board of Directors, or pursuant to the decision of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

d’un vote d’actionnaires ou de membres du conseil d’administration n’ayant pas d’intérêt direct, ou en vertu d’une décision d’un tribunal compétent, ou autrement, soit à l’égard d’actions faites en sa capacité officielle, soit à l’égard d’actions faites à un autre titre tout en ayant une telle fonction, ou (b) du pouvoir de la société d’indemniser toute personne qui est ou était un employé ou un mandataire de la société ou d’une autre société, d’une joint venture, d’une fiducie ou d’une autre entreprise pour laquelle il ou elle travaille ou a travaillé à la demande de la société, dans la même mesure et dans les mêmes situations et sous réserve des mêmes principes concernant une Personne Couverte évoquées ci-dessus.

As used in this Article 29, references to the “Company” include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved.

Tel qu’utilisé dans le présent article 29, les références à la “société” comprennent toutes les sociétés ayant fait l’objet d’un regroupement ou d’une fusion dans laquelle la société ou un prédécesseur à la société a été impliqué.

The indemnification provided by this Article 29 shall continue as to a person who has ceased to be a member of the Board of Directors or the Executive Committee and shall inure to the benefit of their heirs, executors, and administrators.

L’indemnisation prévue par cet article 29 est maintenue à l’égard d’une personne qui a cessé d’être un membre du conseil d’administration ou le committé exécutif et sera en vigueur au bénéfice de ses héritiers, exécuteurs et administrateurs.

VI. AUDITORS	VI. ORGANE DE RÉVISION

Art. 30 Election, Term	Art. 30 Élection, durée

The General Meeting shall elect one or more accountants as its Auditors in terms of Articles 727 et seq. CO every year with the rights and duties determined by law.	L’assemblée générale nomme chaque année un ou plusieurs réviseurs comme organe de révision selon les articles 727 ss. CO avec les droits et les devoirs déterminés par la loi.
The General Meeting may appoint Special Auditors for a term of up to three years who provide the attestations required for capital increases.	L’assemblée générale peut nommer des réviseurs spéciaux pour une durée de trois ans au maximum qui fournissent les attestations requises pour les augmentations de capital.

Art. 31 Duties	Art. 31 Fonctions

The Auditors shall perform their duties to audit and report whether the accounting, the	L’organe de révision vérifie et rapporte si la comptabilité, les comptes annuels et la proposition

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annual accounts and the proposal regarding allocation of profits are in accordance with law and the Articles of Association.		relative à la répartition des bénéfices sont en conformité avec la loi et les statuts.
VII. COMPENSATION AND RELATED PROVISIONS		VII. RÉMUNÉRATION ET DISPOSITIONS ANALOGUES
Art. 32 Principles of the Compensation of the Board of Directors		Art. 32 Principes de rémunération du conseil d’administration

The compensation payable to the members of the Board of Directors comprises, subject to and within the bounds of the approval by the General Meeting of the total compensation, the following elements:		La rémunération des membres du conseil d’administration comprend, sous réserve et dans les limites de l’approbation de la rémunération totale par l’assemblée générale, les éléments suivants:

a)	a fixed basic remuneration;	a)	une rémunération fixe de base;

b)	a fixed committee fee for work in a committee of the Board of Directors;	b)	des frais de commission fixes pour le travail dans un comité du conseil d’administration;

c)	a lump sum compensation for expenses;	c)	une compensation forfaitaire pour les dépenses;

d)	a number of options or shares in the Company, as further outlined in Art. 41.	d)	un nombre d’actions ou d’options dans la société, comme détaillée à l’art. 41.

The compensation is paid in cash and in form of options or shares in the Company. The board of directors or, to the extent delegated to it, the compensation committee shall determine grant, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting, exercise and forfeiture conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market, from treasury shares or by using contingent or authorized share capital.		La rémunération est versée en espèces et sous forme d’options ou d’actions de la société. Le conseil d’administration ou, en cas de délégation des fonctions, le comité de rémunération doit fixer les conditions de l’octroi, de l’exercice et de la péremption. En particulier, il peut prévoir la poursuite, l’accélération ou la suppression des conditions d’acquisition, d’exercice et de péremption, pour le paiement ou l’octroi d’une rémunération basée sur la réalisation des objectifs supposés, ou pour la péremption, dans chaque cas, dans le cas d’événements prédéterminés tels qu’un changement de contrôle ou la résiliation d’un contrat de travail ou d’un mandat. La société peut fournir les actions nécessaires par des achats sur le marché, par ses actions propres ou en utilisant du capital conditionnel ou autorisé.

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Subject to the approval by the General Meeting, the members of the Board of Directors may receive remuneration in cash at customary conditions for advisory services rendered outside their capacity as Board member for the benefit of the Company or companies under its control. The General Meeting may approve an additional bonus for the members of the Board of Directors in exceptional cases.		Sous réserve de l’approbation par l’assemblée générale, les membres du conseil d’administration peuvent recevoir une rémunération en espèces dans les conditions habituelles pour des services consultatifs rendus en-dehors de leur qualité de membre du conseil pour le bénéfice de la société ou des sociétés sous son contrôle. L’assemblée générale peut approuver un bonus supplémentaire pour les membres du conseil d’administration dans des cas exceptionnels.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.		La rémunération peut également être accordée pour des activités dans des entreprises qui sont contrôlées directement ou indirectement par la société et peuvent être versées par la société ou par une société contrôlée par elle.
Art. 33 Principles of the Compensation of the Executive Committee		Art. 33 Principe de rémunération du comité exécutif
The compensation payable to the members of the Executive Committee is subject to the approval by the General Meeting and comprises the following elements:		La rémunération des membres du comité exécutif est soumis à l’approbation l’assemblée générale et comprend les éléments suivants

a)	a fixed remuneration payable in cash;	a)	une rémunération fixe payable en espèces;

b)	a performance-related remuneration payable in cash (variable);	b)	une rémunération liée à la performance payable en espèces (variable);

c)	a number of options or shares in the Company, as further outlined in Art. 41.	c)	un nombre d’actions ou d’options dans la société, comme détaillée à l’art. 41.

The performance-related remuneration depends on the Company’s business success and the individual performance of the member of the Executive Committee based on the achievement of pre-determined targets during a business year. The Board of Directors determines annually at the beginning of each relevant business year the decisive targets and their weighting upon proposal by the Compensation Committee. The amount of the performance-related remuneration for each member of the Executive Committee is determined by the Board of Directors and may not exceed 100 percent of the respective individual fixed remuneration for the same year.		La rémunération liée à la performance dépend de la réussite économique de la société et de la performance individuelle du membre du comité exécutif sur la base de la réalisation des objectifs prédéterminés au cours d’une année d’activité. Le conseil d’administration détermine au début de chaque exercice les objectifs décisifs et leur pondération sur proposition du comité de rémunération. Le montant de la rémunération liée à la performance pour chaque membre du comité exécutif est déterminé par le conseil d’administration et ne peut dépasser 100 pour cent de la rémunération fixe individuelle respective pour la même année.

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The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.	La rémunération peut également être versée pour activités dans des entreprises qui sont contrôlées directement ou indirectement par la société et peut être versée par la société ou par une société contrôlée par elle.
Art. 34 Compensation for new Members of the Executive Committee	Art. 34 Rémunération pour les nouveaux membres du comité exécutif

If new members of the Executive Committee are appointed and take up their position in the Company after the General Meeting has approved the maximum total compensation for members of the Executive Committee for the year in question, the new members may be paid an additional amount for the period until the next Ordinary Meeting of Shareholder. The additional amount payable to all new members of the Executive Committee may not exceed 50 percent of the respective total compensation already approved by the General Meeting. The additional compensation may only be paid if the total compensation amount that has been approved by the General Meeting for the compensation of the members of the Executive Committee is insufficient to compensate the newly appointed members. The General Meeting is not required to vote on this additional amount.

Si de nouveaux membres du comité exécutif sont nommés et prennent leur position dans la société après que l’assemblée générale a approuvé la rémunération totale maximale pour les membres du comité exécutif pour l’année en question, les nouveaux membres peuvent être payés au moyen d’un montant additionnel pour la période allant jusqu’à la prochaine assemblée ordinaire des actionnaires. Le montant additionnel payable à tous les nouveaux membres du comité exécutif ne peut pas dépasser 50 pour cent de la rémunération totale respective déjà approuvé par l’assemblée générale. La rémunération additionnelle ne peut être versée que si le montant total de la rémunération qui a été approuvé par l’assemblée générale pour la rémunération des membres du comité exécutif est insuffisant pour rémunérer les membres nouvellement nommés. L’assemblée générale n’a pas à se prononcer sur ce montant supplémentaire.

This additional overall compensation is understood to include any settlements for any disadvantage suffered as a result of the change of job.	Cette rémunération additionnelle globale est sensée comprendre toutes les règlements pour tout inconvénient subi à la suite du changement de travail.
Art. 35 Expenses	Art. 35 Dépenses

Expenses which are not covered by the lump sum compensation pursuant to the Company’s expense regulations shall be reimbursed following presentation of the supporting receipts. This additional remuneration is not subject to a separate vote by the General Meeting.

Les dépenses qui ne sont pas couvertes par l’indemnité forfaitaire conformément aux règlements de frais de la société sont remboursées à la suite de la présentation des reçus correspondants. Cette rémunération additionnelle n’est pas soumise à un vote séparé par l’assemblée générale.

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Art. 36 Compensation Agreements		Art. 36 Accords sur la rémunération

Agreements on compensation with members of the Board of Directors may not exceed the term of maximal one year.		Les accords sur la rémunération des membres du conseil d’administration ne peuvent pas excéder la durée maximale d’une année.

Employment agreements of the members of the Executive Committee are principally concluded for an indefinite period of time whereas a notice period may not exceed 12 months. If an employment agreement is concluded for a fixed term such term may not exceed one year.		Les contrats de travail des membres du comité exécutif sont principalement conclus pour une durée indéterminée. Un délai de préavis ne peut pas excéder 12 mois. Si un accord de travail est conclu pour une durée déterminée, telle durée ne peut pas excéder un an.

Art. 37 Mandates of a Member of the Board of Directors outside the Company		Art. 37 Mandats d’un membre du conseil d’administration de la société

A member of the Board of Directors may cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:		Un membre du conseil d’administration ne peut pas cumuler plus que le nombre suivant de mandats dans un conseil d’administration, une direction supérieure ou un organisme administratif d’une personne morale qui est obligée d’être inscrite au registre du commerce suisse ou un registre étranger équivalent:

a)	7 mandates for publicly traded companies pursuant to art. 727 para. 1 number 1 CO; and	a)	7 mandats pour les entreprises cotées en bourse selon l’art. 727 al. 1 chiffre 1 CO; et

b)	8 mandates for companies pursuant to art. 727 para. 1 number 2 CO; and	b)	8 mandats pour des entreprises selon l’art. 727 al. 1 chiffre 2 CO; et

c)	5 mandates for companies which do not fulfil the criteria under a) and b) above.	c)	5 mandats pour les entreprises qui ne remplissent pas les critères sous a) et b) ci-dessus.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.		Les mandats exercés dans plusieurs entités juridiques opérant chacune sous la même direction ou le même bénéficiaire effectif (groupe) sont réputés être un seul mandat.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from these restrictions:		Si une entité juridique remplit plusieurs des critères mentionnés ci-dessus, elle peut être librement placée dans une catégorie. Les mandats suivants sont exceptés de ces restrictions:

a)	mandates in legal entities which are controlled by the Company or which control the Company;	a)	les mandats dans des entités juridiques qui sont contrôlées par la société ou qui contrôlent la société;

b)	honorary mandates in charitable legal entities.	b)	des mandats d’honneur à des personnes morales de bienfaisance.

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Art. 38 Mandates of a Member of the Executive Committee outside the Company		Art. 38 Mandats d’un membre du comité exécutif en-dehors de la soicété

Each member of the Executive Committee may, with approval of the Board of Directors, cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:		Chaque membre du comité exécutif peut, avec l’approbation du conseil d’administration, cumuler pas plus que le nombre suivant de mandats dans un conseil d’administration, une direction supérieure ou un organisme administratif d’une personne morale qui est obligée d’être inscrite dans le registre du commerce suisse ou un registre étranger équivalent:

a)	2 mandates for publicly traded companies pursuant to Art. 727 para. 1 number 1 CO; and	a)	2 mandats pour les entreprises cotées en bourse selon l’art. 727 al. 1 chiffre 1 CO; et

b)	3 mandates for companies pursuant to Art. 727 para. 1 number 2 CO; and	b)	3 mandats pour des entreprises selon l’art. 727 al. 1 chiffre 2 CO; et

c)	5 mandates for companies which do not fulfil the criteria under litera a) and b) above.	c)	5 mandats pour les entreprises qui ne remplissent pas les critères sous a) et b) ci-dessus.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.		Les mandats exercés dans plusieurs entités juridiques opérant chacun sous la même direction ou même bénéficiaire effectif (groupe) sont réputés être un seul mandat.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:		Si une entité juridique remplit plusieurs des critères mentionnés ci-dessus, elle peut être librement placée dans une catégorie. Les mandats suivants sont exceptés de ces restrictions:

a)	mandates in legal entities which are controlled by the Company or which control the Company;	a)	les mandats dans des entités juridiques qui sont contrôlées par la société ou qui contrôlent la société;

b)	honorary mandates in charitable legal entities.	b)	mandats d’honneur dans des entités juridiques de bienfaisance.

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Art. 39 Loans and Credits	Art. 39 Prêts et crédits

The members of the Board of Directors and the Executive Committee may not be granted any loans, credits or securities. Excepted from the above are advances in the maximum amount of CHF 500’000 per person for attorneys’ fees, court and other similar costs required for the defence of third-party liability claims permitted by Article 29.	Les membres du conseil d’administration et du comité exécutif ne peuvent pas souscrire des prêts, des crédits ou des titres. Sont exceptées les avances d’un montant maximum de CHF 500’000 par personne pour les frais d’avocat, des coûts de tribunaux et d’autres coûts similaires nécessaires à la défense contre des actions en responsabilité civile autorisés par l’article 29.

Art. 40 Pension Funds	Art. 40 Fonds de pension

The Company shall remunerate members of the Board of Directors only in respect of the employer’s mandatory contributions to social insurance. Above and beyond this, the Company shall not make any contributions to pension funds or other such pension plans. In exceptional cases, contributions such as these may be made subject to a request by the Compensation Committee and the approval of the General Meeting.	La société ne doit rémunérer les membres du conseil d’administration que du montant dû au titre de contributions obligatoire de l’employeur à l’assurance sociale. Au-delà de ce montant, la société ne doit pas verser de cotisations à des institutions de prévoyance ou à d’autres régimes de retraite. Dans des cas exceptionnels, des contributions comme celles-ci peuvent être faites sur demande au comité de rémunération et sous réserve de l’approbation de l’assemblée générale.

Members of the Executive Committee participate in the Company’s pension plans (the Company’s pension fund and the management pension plan). The pension plans conform to the legal requirements. For members of the Executive Committee, the insured income is defined as the fixed remuneration plus 50 percent of the target performance-related remuneration, up to the legal maximum. Equity-linked income components are not included.	Les membres du comité exécutif participent aux régimes de retraite de la société (le fond de pension de la société et le régime de retraite du management). Les régimes de retraite sont conformes aux exigences légales (LPP). Pour les membres du comité exécutif, le revenu assuré est défini comme la rémunération fixe plus les 50 pour cent de la rémunération liée à la performance, jusqu’au maximum légal. Les composantes du revenu liées au capital propre ne sont pas inclus.

Within the overall compensation approved by the General Meeting, the Company may make additional payments into the Company’s pension funds for the benefit of members of the Executive Committee in order to cover any disadvantage suffered as a result of the change of jobs or to purchase additional pension entitlements. In this context the Company may conclude life insurance policies on behalf of members of the Executive Committee and pay the insurance premiums either fully or in part.

Dans la rémunération globale approuvée par l’assemblée générale, la société pourra effectuer des paiements supplémentaires dans les caisses de retraite de la société pour le bénéfice des membres du comité exécutif afin de couvrir tout désavantage subi par suite de la modification de l’emploi ou pour acheter des droits de pension supplémentaires. Dans ce contexte, la société peut conclure des contrats d’assurance-vie au nom des membres du comité exécutif et payer en totalité ou en partie les primes d’assurance.

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Upon retirement, the Company may also grant members of the Executive Committee a bridging pension to cover the period between early retirement at 62 and the ordinary age of retirement, if such bridging pension does not exceed 100 percent of the total annual compensation of the respective member last paid.		À la retraite, la société peut également accorder aux membres du comité exécutif, une pension de transition pour couvrir la période entre la retraite anticipée à 62 ans et l’âge ordinaire de la retraite, si cette rente transitoire ne dépasse pas 100 pour cent du dernier montant de la rémunération annuelle totale payée au membre respectif.

Art. 41 Option and Share Plans		Art. 41 Options et plan d’actions

Under the Company’s Option Plan, the Board of Directors, upon proposal of the Compensation Committee, allocates the participating members of the Executive Committee and the Board of Directors a fixed number of options or shares with a vesting for a period of at least three years (the vesting period). At the end of the vesting period, participants in the Option Plan are entitled to exercise the options granted against payment of the strike price. These options to acquire shares in the Company or allocated shares are subject to the basic principles set out in the following:		En vertu du régime d’options de la société, le conseil d’administration, sur proposition du comité de rémunération, attribue aux membres participants du comité exécutif et du conseil d’administration un nombre fixe d’options ou d’actions avec une période de blocage d’une période d’au moins trois ans (la “Période de Blocage”). À la fin de la Période de Blocage, les participants au régime d’options sont habilités à exercer les options attribuées contre paiement du prix d’exercice. Ces options d’achat d’actions de la société ou d’actions attribuées sont soumises aux principes de base suivants:

a)	it is the sole discretion of the Board of Directors to decide whether to allocate options or shares and to whom;	a)	il relève de la libre appréciation du conseil d’administration de décider si des options ou actions sont attribuées et à qui;

b)	each year, the Board of Directors, upon proposal of the Compensation Committee, stipulates the number of options and shares to be allocated, the date of allocation and the strike price;	b)	chaque année, le conseil d’administration, sur proposition du comité de rémunération, fixe le nombre d’options et d’actions à attribuer, la date d’attribution et le prix d’exercice;

c)	each option incorporates a non-transferable, pre-emptive, and contingent right to acquire a certain number of Company’s shares;	c)	chaque option comporte un droit non transférable, de souscription préférentielle et optionnel d’acquérir un certain nombre d’actions de la société;

d)	in the case of a change of control (as defined in the Option Plan) or delisting of the Company’s shares, the vesting period shall end (accelerated vesting) and the participant shall be entitled to exercise the options on a pro rata basis on the day the transaction that led to the change of control or delisting was	d)	dans le cas d’un changement de contrôle (tel que défini dans le régime d’options) ou la radiation des actions de la société, la Période de Blocage prend fin (acquisition accélérée) et le participant est en droit d’exercer les options sur une base pro rata le jour de la transaction qui a conduit à un changement de

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	executed. It is at the sole discretion of the Board of Directors to decide upon proposal of the Compensation Committee whether the financial objectives have been met;		contrôle ou le jour où la radiation a été exécutée. Il relève de la libre appréciation du conseil d’administration de décider, sur proposition du comité de rémunération, si les objectifs financiers ont été atteints;

e)	the individual members of the Executive Committee or the Board of Directors participating in the Option Plan are responsible for paying any taxes or social security contributions and for declaring income correctly to the authorities;	e)	les membres individuels du comité exécutif ou du conseil d’administration qui participent au régime d’options sont responsables du paiment de tous les impôts ou cotisations de sécurité sociale et de déclarer correctement le revenu aux autorités;

f)	it is at the sole discretion of the Board of Directors to decide whether to supplement the Option Plan within the bounds of the principles set out above or to discontinue it.	f)	il relève de la libre appréciation du conseil d’administration de décider si le régime d’options est complété dans les limites des principes énoncés ci-dessus ou de l’interrompre.

The Company may periodically offer shares in the Company to important and long-term employees for a price being at maximum ten percent below the average volume-weighted price of the last 30 trading days at the stock exchange. Members of the Board of Directors and the Executive Committee may be included in this programme. The shares acquired thereby shall be blocked for a period of at least 3 years.		La société peut périodiquement offrir des actions de la société aux salariés importants et à long terme pour un prix étant au maximum dix pour cent au-dessous du prix moyen pondéré par les volumes des 30 derniers jours à la bourse. Les membres du conseil d’administration et du comité exécutif peuvent être inclus dans ce programme. Les actions ainsi acquises seront bloquées pour une période d’au moins 3 ans.

VIII. BUSINESS YEAR, ACCOUNTING, ALLOCATION OF PROFITS		VIII. EXERCICE, COMPTABILITÉ, RÉPARTITION DES BÉNÉFICES

Art. 42 Business Year		Art. 42 Exercice

The Board of Directors shall determine the start and the end of the Company’s business year.		Le conseil d’administration détermine le début et la fin de l’exercice de la société.

Art. 43 Accounting		Art. 43 Comptabilité

The annual accounts consist of the profit and loss statement, the balance sheet, the cash flow statement, the annex and the management report, and shall be drawn up pursuant to the provisions of the CO, particularly of Articles 958 et seq. CO, and the generally accepted commercial principles and customary rules in that business area.		Les comptes annuels se composent du compte de profits et pertes, du bilan, du tableau des flux de trésorerie, de l’annexe et du rapport de gestion, et sont établis conformément aux dispositions du CO, en particulier des articles 958 ss. CO, et aux principes commerciaux généralement reconnus et aux règles coutumières dans ce secteur d’activité.

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If required by law, the consolidated financial statements shall be drawn in accordance with the provisions of Article 962 CO.	Si requis par la loi, les états financiers consolidés sont établis en conformité avec les dispositions de l’article 962 CO.
Art. 44 Allocation of Profits	Art. 44 Répartition des bénéfices

Subject to the legal provisions regarding distribution of profits, the profit as shown on the balance sheet shall be allocated by the General Meeting at its discretion after receipt of the proposals of the Board of Directors and the Auditors.	Sous réserve des dispositions légales en matière de répartition des bénéfices, le bénéfice comme indiqué sur le bilan doit être alloué à la libre appréciation de l’assemblée générale après réception des propositions du conseil d’administration et de l’organe de révision.

In addition to the legal reserves, the General Meeting may create supplemental reserves.	En plus des réserves légales, l’assemblée générale peut créer des réserves supplémentaires.

Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.	Les dividendes non réclamés dans les cinq ans après la date d’échéance restent avec la société et sont attribués aux réserves générales.

IX. DISSOLUTION AND LIQUIDATION	IX. DISSOLUTION ET LIQUIDATION

Art. 45 Dissolution and Liquidation	Art. 45 Dissolution et Liquidation

The dissolution and liquidation of the Company shall take place in accordance with the provisions of the CO.	La dissolution et la liquidation de la société ont lieu en conformité avec les dispositions du CO.

X. NOTICES AND PUBLICATIONS	X. AVIS ET PUBLICATIONS

Art. 46 Notices and Publications	Art. 46 Avis et Publications

The Swiss Official Gazette of Commerce is the official publication medium.	L’organe de publication légal est la Feuille officielle suisse du commerce.

Shareholder communications and notices to the shareholders shall be made by publication in the Swiss Official Gazette of Commerce or sent by mail or e-mail to the addresses registered in the share register.	Les communications et avis aux actionnaires sont effectués par publication dans la Feuille officielle suisse du commerce ou envoyés par courrier ou e-mail aux adresses enregistrées dans le registre des actions.

Unless the law provides otherwise, notices shall be given to creditors by publication in	Sauf si la loi en dispose autrement, les avis seront envoyés aux créanciers par publication

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the Swiss Official Gazette of Commerce. The Board of Directors may assign further means of communication.	dans la Feuille officielle suisse du commerce. Le conseil d’administration peut prévoir d’autres moyens de communication.